Exhibit 5.1
[BDBCB LETTERHEAD]
June 19, 2008
Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, Mississippi 38824
Ladies and Gentlemen:
     Reference is made to your Registration Statement No. 333-150979, as amended (the “Registration Statement”) on Form S-1 filed with the Securities and Exchange Commission with respect to $20,000,000 aggregate principal amount of floating rate secured notes (the “Notes”), $2,000,000 aggregate principal amount of floating rate secured notes that may be issued in lieu of cash for payment of interest on the Notes (the “In-Kind Notes”), warrants (the “Warrants”) to purchase 9,500,000 of your shares of common stock, par value $0.01 per share (the “Common Stock”), and subscription rights to purchase the Notes and Warrants (“Rights”). The Rights will be issued to the stockholders of Hancock Fabrics, Inc. (the “Company”) who held at least 970 shares of the Common Stock as of June 17, 2008, and those holders will have the right to purchase Notes and Warrants. The Notes and any In-Kind Notes will be issued under an indenture (the “Indenture”) dated as of June 17, 2008, between the Company and Deutsche Bank National Trust Company as trustee (the “Trustee”). The Warrants will be issued pursuant to a Master Warrant Agreement (the “Master Warrant”) dated as of June 17, 2008 between the Company and the Continental Stock Transfer & Trust Company (the “Warrant Agent”).
     For purposes of this opinion letter, we have examined copies of the following documents:
     1. An executed copy of the Registration Statement.
     2. The Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.
     3. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.
     4. Resolutions of the Board of Directors of the Company, adopted on June 5, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance of the Rights, the issuance and sale of the Notes, the In-Kind Notes and Warrants and arrangements in connection therewith.
     5. The form of Subscription Certificate.

     6. An executed copy of the Subscription Agent Agreement, dated as of June 17, 2008, between the Company and Wunderlich Securities, Inc., as Subscription Agent (the “Subscription Agent Agreement”).
     7. The Indenture.
     8. The Master Warrant.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability of the United States Bankruptcy Code to the obligations of the Company under the Indenture, the Notes, the In-Kind Notes, the Master Warrant or the Warrants.
     To the extent that the obligations of the Company under the Indenture or the Master Warrant may be dependent upon such matters, we have assumed for purposes of this opinion that: (i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite organizational and legal power and authority to perform its obligations under the Indenture, and (c) has duly authorized, executed and delivered the Indenture; (ii) the Warrant Agent (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite organizational and legal power and authority to perform its obligations under the Master Warrant, and (c) has duly authorized, executed and delivered the Master Warrant; (iii) the Indenture constitutes the legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Master Warrant constitutes the legally valid and binding obligations of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms; (v) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and (v) the Warrant Agent is in compliance, generally and with respect to acting as a warrant agent under the Master Warrant, with all applicable laws and regulations.
     Based upon, subject to and limited by the foregoing, we are of the opinion that:
     (a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.
     (b) The Indenture has been duly authorized, executed and delivered by the Company.

     (c) The Notes have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Indenture will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     (d) The Master Warrant has been duly authorized, executed and delivered by the Company.
     (e) The Warrants have been duly authorized by all necessary corporate action of the Company, and when executed and delivered by or on behalf of the Company against payment therefor will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     (f) Upon distribution of the Rights pursuant to the rights offering, as described in the Registration Statement and the prospectus constituting a part of the Registration Statement (the “Prospectus”), the Rights will be duly authorized and validly issued.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Sam D. Chafetz, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC